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                                                                                          EXHIBIT 11.1

                                   VALERO ENERGY CORPORATION AND SUBSIDIARIES

                                        COMPUTATION OF EARNINGS PER SHARE
                                (Thousands of Dollars, Except Per Share Amounts)



                                                                    Year Ending December 31,
                                                               1996            1995             1994
COMPUTATION OF EARNINGS PER SHARE
 ASSUMING NO DILUTION:
   Net income. . . . . . . . . . . . . . . . . . . . .      $   72,701      $   59,838       $   26,882
   Less:  Preferred stock dividend requirements. . . .         (11,327)        (11,818)          (9,490)
   Net income applicable to common stock . . . . . . .      $   61,374      $   48,020       $   17,392

   Weighted average number of shares of common
     stock outstanding . . . . . . . . . . . . . . . .      43,926,026      43,651,914       43,369,836

   Earnings per share assuming no dilution . . . . . .      $     1.40      $     1.10       $      .40

COMPUTATION OF EARNINGS PER SHARE
 ASSUMING FULL DILUTION:
     Net income. . . . . . . . . . . . . . . . . . . .      $   72,701      $   59,838       $   26,882
     Less:  Preferred stock dividend requirements. . .         (11,327)        (11,818)          (9,490)
     Add:  Reduction of preferred stock dividends
       applicable to the assumed conversion of
       Convertible Preferred Stock . . . . . . . . . .          10,781          10,781            8,325
     Net income applicable to common stock
       assuming full dilution. . . . . . . . . . . . .      $   72,155      $   58,801       $   25,717

     Weighted average number of shares of common
       stock outstanding . . . . . . . . . . . . . . .      43,926,026      43,651,914       43,369,836
     Weighted average common stock equivalents
       applicable to stock options . . . . . . . . . .         632,967         413,809           56,926
     Weighted average shares issuable upon
       conversion of Convertible Preferred Stock . . .       6,381,798       6,381,798        4,948,079

     Weighted average shares used for computation. . .      50,940,791      50,447,521       48,374,841

     Earnings per share assuming full dilution . . . .      $     1.42<F1>  $     1.17<F1>   $      .53<F1>


<F1> This calculation is submitted in accordance with paragraph 601(b)(11) of Regulation S-K although it is contrary to APB Opinion No. 15 because it produces an antidilutive result.
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